EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


1. Liberty Acquisition Corporation, a Tennessee corporation and wholly-owned subsidiary of Pentegra Dental Group, Inc.

2. Special Omega Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Pentegra Dental Group, Inc.